Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made effective as of June 26, 2009, by and between Thomas W. Steipp (“Executive”) and Symmetricom, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Executive serves as the President and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment and Executive Severance Agreement dated as of October 30, 2008 (the “Employment Agreement”).

B. The parties anticipate that Executive’s employment with the Company will terminate as of the “Termination Date” (as defined below), and the parties wish to enter into this Agreement to set forth the terms and conditions related to Executive’s termination of employment in order to assure a smooth and effective transition of Executive’s duties to his successor and to wind-up their employment relationship amicably.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date; Accrued Obligations. Executive acknowledges that his status as an employee and officer of the Company shall end on June 28, 2009 (the “Termination Date”) and the parties intend that such termination will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury regulations thereunder. Executive agrees that as of the Termination Date, he shall also resign as a member of the Board of Directors of the Company (as well as from any officer or director positions he holds with respect to any of the Company’s directly or indirectly owned subsidiaries). The Company shall pay to Executive any unpaid base salary and accrued but unpaid vacation along with any other payments required by applicable law through the Termination Date in accordance with the Company’s normal payroll practices.

2. Separation Payments and Benefits. In connection with Executive’s termination of employment, the Company shall provide Executive with the separation benefits described below, subject to Executive’s compliance with Section 4 and provided that Executive otherwise complies with the applicable conditions of the Employment Agreement required to receive the benefits described in Section 4.4 and Section 8 thereof.

(a) Separation Payment. Pursuant to Section 4.4(a) of the Employment Agreement, the Company shall pay Executive a lump sum of $875,000 within thirty (30) days following the Termination Date, which Executive acknowledges is equal to the sum of (i) $500,000, which is Executive’s annual base salary and (ii) $375,000, which is equal to Executive’s Target Bonus (as defined in the Employment Agreement) for the Company’s 2008 fiscal year ended June 29, 2008.

(b) Bonus for Fiscal Year 2009. The Company shall pay Executive his Target Bonus for the Company’s fiscal year ending June 28, 2009, subject to the achievement of the applicable performance milestones and goals established for such Target Bonus (the “2009 Bonus”). This payment of the 2009 Bonus, if any, shall be paid in a lump sum to Executive at the same time that other executives of the Company receive bonus payments pursuant to the Company’s Management Incentive Plan with respect to the Company’s current fiscal year (but in any event no later than September 30, 2009).

(c) Company-Paid Coverage. Pursuant to the Employment Agreement, the Company shall provide Executive with the Company-Paid Coverage (as defined in the Employment Agreement) pursuant to the terms and conditions set forth in Section 4.4(b) of the Employment Agreement.

(d) Equity Awards. The Company has previously granted Executive awards of restricted stock which have not fully vested as of the date hereof and outstanding stock options with respect to its common stock which have not been fully exercised as of the date hereof, as shown on Exhibit A attached hereto (the “Equity Awards”). Subject to Executive’s continued service, the Equity Awards generally vest in annual increments, and the parties agree that with respect to each Equity Award which is not fully vested as of the Termination Date, Executive shall receive, effective as of the Termination Date, ratable monthly vesting credit for his employment with the Company from the last annual vesting date for each such Equity Award through the Termination Date, which vesting credit is reflected in the summary of Equity Awards on Exhibit A attached hereto. In addition, each stock option held by Executive shown on Exhibit A attached hereto shall remain exercisable until March 31, 2010 (or, if earlier, the expiration date on which such award would have expired, without regard to Executive’s termination of employment or service with the Company). The monthly vesting credit and extension of the exercisability of Equity Awards described in this Section 2(d) shall be in lieu of the acceleration of vesting and exercisability extension provisions set forth in the Employment Agreement.

3. Full Payment; Termination of Employment Agreement; Survival. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive under this Agreement and the Employment Agreement.

4. General Release. As a material inducement for the Company to enter into this Agreement, and in exchange for the performance of the Company’s obligations under this Agreement provided for herein, Executive shall execute the Release and Waiver of Claims attached hereto as Exhibit B no later than twenty-one (21) days following the Termination Date and shall not revoke such release within any period permitted under applicable law.

5. Transition; Non-Disparagement. The parties further agree that:

(a) Transition. During the term between the date hereof and the Termination Date, Executive will continue to receive his salary and other benefits currently provided by the Company. Each of the Company and Executive shall use their respective reasonable commercial efforts from the date hereof through the Termination Date to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other employees of the Company as of the Termination Date.

(b) Non-Disparagement. Executive agrees that he shall not disparage, defame or criticize the Company, its directors, officers, agents, partners, stockholders or employees in a non-constructive manner, either publicly or privately. The Company agrees that it shall not disparage, defame or criticize Executive, either publicly or privately. Nothing in this Section shall have application to any evidence or testimony as may be required by judicial or administrative order or legal process.

(c) Return of Company Property. On or before the Termination Date, Executive agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which he possesses or has in his control, including any computers, cellular phones, PDAs or similar business equipment.

6. Indemnification. The Company shall indemnify and hold Executive harmless for any conduct within the course and scope of his duties as an employee, director or officer of the Company consistent with the Company’s obligations under applicable law and the Company’s corporate governance documents and related agreements.

7. Miscellaneous.

(a) Entire Agreement; Non-Solicitation and Non-Disclosure. The Employment Agreement, as modified hereby, and this Agreement is the entire agreement between the parties with regard to the subject matter hereof. Notwithstanding the foregoing, Executive acknowledges and agrees that he shall continue to abide by the non-solicitation and non-disclosure provisions set forth in Sections 6 and 7 of the Employment Agreement.

(b) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. With respect to any provisions of this Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Agreement is intended to comply with the provisions of Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered. In the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive may work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(c) Applicable Law. This Agreement shall be interpreted in accordance with the laws of California, without giving effect to any conflict of laws principles.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

(e) Modification. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.

(f) Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

(g) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(h) Costs and Expenses. Executive acknowledges that (i) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date and year first written above.

/s/ Thomas W. Steipp
Thomas W. Steipp

SYMMETRICOM, INC.

By:	/s/ Justin Spencer

Its:	Executive Vice President, Chief Financial
Officer and Secretary

EXHIBIT A

EQUITY AWARDS

Restricted Stock Grants

Grant Date	Vested Shares (6/28/09)	Unvested Shares	Total Shares
8/13/2007	24,000	26,000	50,000
8/11/2006	47,900	2,100	50,000
TOTALS	71,900	28,100	100,000

Option Grants

Grant Date	Expiration Date	Original Number of Shares	Exercise Price	Vested Shares (6/28/09)	Unvested Shares	Total Shares
8/25/2008	8/25/2013	130,000	$4.780	29,800	100,200	130,000
8/13/2007	8/12/2012	100,000	$5.170	47,900	52,100	100,000
8/11/2006	8/11/2011	100,000	$6.880	95,800	4,200	100,000
8/4/2005	8/4/2010	80,000	$9.420	80,000		80,000
8/6/2004	8/6/2014	150,000	$7.250	150,000		150,000
4/7/2004	4/7/2014	160,000	$9.750	160,000		160,000
6/7/2002(1)	6/7/2012	109,905	$4.330	99,386		99,386
8/27/1999(1)	8/27/2009	115,716	$5.833	57,562		57,562
TOTALS				720,448	156,500	876,948

(1)	Vested share total reflects prior exercises to purchase 10,519 shares from the 6/7/2002 grant and 58,154 shares from the 8/27/1999 grant.

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

Thomas W. Steipp (“Executive”) hereby furnishes Symmetricom, Inc. (the “Company”) with the following release and waiver of claims (the “Release”) in exchange for the benefits to be provided to Executive amounts pursuant to that certain Separation Agreement between Executive and the Company dated June 26, 2009 (the “Agreement”):

1. General Release. In exchange for the severance payments and benefits provided for in Section 2 of the Agreement, Executive releases and forever discharges the Company and each of its subsidiaries, affiliates, officers, directors, employees, and agents and all of their predecessors and successors (“Releasees”) from any and all claims that legally can be released that Executive may have against the Releasees, whether known or unknown, arising out of Executive’s employment with the Company or the termination of that employment. Executive acknowledges and agrees that the payments referenced in the Agreement constitute adequate and valuable consideration, in and of themselves, for the Release. This waiver and release of claims is full and complete, and includes, without limitation, any claim of constructive discharge, harassment, or wrongful termination, any claims under Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Employee Retirement Income Security Act, the state and federal Worker Adjustment Retraining and Notification Acts, or any other applicable federal, state, or local law, rule, regulation or order, claims for breach of contract or covenant, whether express or implied, negligent or intentional infliction of emotional distress, misrepresentation, fraud, breach of statute or public policy, defamation, or any claims alleging tort or other wrongful conduct under common law, as well as any claim for additional compensation in any form, including salary, bonus or incentive compensation, sick leave benefits, vacation benefits, compensatory time, severance pay, or otherwise and all other claims of any kind arising out of my employment, including claims for attorney’s fees and costs. The matters that are the subject of the release referred to in this Section shall be referred to collectively as the “Released Matters”.

Notwithstanding the foregoing, Executive does not release the following claims and rights: (a) Executive’s rights under the Agreement; (b) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (c) Executive’s right, if any, to indemnity pursuant to the California Labor Code; or (d) any other claims determined by law to be non-waivable.

2. Acknowledgements Related to ADEA. Executive understands and acknowledges that:

(a) This Release constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Release, including rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

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(b) He has waived rights or claims pursuant to this Release and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c) He is hereby advised that he may consult with an attorney of his choosing concerning this Release prior to executing it.

(d) He has been afforded a period of at least twenty one (21) days to consider the terms of this Release, and in the event he should decide to execute this Release in fewer than twenty one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Release for a full twenty one (21) days, and waives the balance of the twenty-one (21) day period.

(e) He may revoke this Release at any time during the seven (7) days following the date of execution hereof by providing written notice to an authorized representative of the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, he shall not be entitled to any of the benefits provided by this Section 2 of the Agreement.

3. California Section 1542 Waiver. Executive acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

and that he expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542 with respect to the Released Matters.

4. Executive Representations. Executive warrants and represents that (a) he has not initiated any adversarial proceedings of any kind against the Company or any other Releasee, (b) he has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as described in the Agreement, and (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act.

5. No Assignment. Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, Executive agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

/s/ Thomas W. Steipp
Thomas W. Steipp

Date:	June 26, 2009

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